Sino Gas International Holdings, Inc. Announces First Quarter 2008 Financial Results

•	First Quarter Revenue Increases 78.1% to $4.3 million
•	New Customers in Recently Acquired Exclusive-Right-Cities Contributes to Growth

BEIJING, China, May 19, 2008 /Xinhua-PRNewswire-FirstCall/ -- Sino Gas International Holdings, Inc. (OTC Bulletin Board: SGAS - News; ''Sino Gas'' or the ''Company''), a leading developer of natural gas distribution systems and distributor of natural gas to residential, commercial, and industrial customers in niche markets in People's Republic of China, today announced its results for the first quarter of 2008 ended March 31, 2008.

Sales for the first quarter 2008 increased 78.1% to $4.3 million compared to $2.4 million for the same quarter in 2007. The improvement in revenue emanated from connection fees from new customers and per household gas sales for new and existing customers. During the first quarter, the Company connected 4,590 new households to its gas distribution network which resulted in total connection fees of $1.3 million for the quarter. Gas sales were 9.45 million cubic meters, or $3.0 million with 49% resulting from existing customers and 51% from new connections. By comparison, the Company connected 2,260 new residential households to its gas distribution network for the 3 months ended March 31st, 2007 which totaled $0.62 million respectively. As a reference point, 39,306 new residential households were connected during 2007.

Cost of goods for the three months ended March 31, 2008, which includes labor connection costs and costs per m3 of gas, from the main pipelines for resale was $3.0 million for the period. Gross profit for the three months ended March 31, 2008 was $1.4 million, an increase of approximately 127.5% from the first quarter of 2007. Gross margins were 31.5% compared to 24.6% for the first quarter of 2008 and 2007 respectively. The increase in gross profit was attributed to an increased number of high margin connection fees from new customer sales.

Operating expenses for the three months ended March 31, 2008 increased 104% to $1.0 million from $0.5 million in the same period in 2007 and general and administration expenses for the period increased to approximately $0.8 million from $0.4 million in the first quarter of 2007. The increases were due to the Company’s six new subsidiaries incorporated in the second half of 2007 which resulted in increased payroll, benefits and travel expense in the first quarter.

Operating income for the first quarter of 2008 totaled $351,490 compared to $103,025 for the same period in 2007, a 241.2% increase. Operating margins were 8.1% and 4.2% for the first quarter of 2008 and 2007, respectively. Taxes during the quarter were $174,017 compared to $16,865 for the same period 2007. The reason of increased income tax expense is due to the adjustment of the Company’s Enterprise Income Tax (EIT) rate prepayment rate from 7.5% in 2007 to 25% currently. In 2008, the Company’s EIT is 25%.

Net income for the 2008 first quarter increased 29.4% to $0.15 million, representing earnings of $.007 per diluted share, from $0.12 million in net income, or $.004 per diluted share during the first quarter of 2007. Calculations were based utilizing 22 million and 28.7 million diluted shares outstanding respectively. The reason for the year over year decrease in shares utilized was diluted earnings per share was computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method for warrants and the as-if method for convertible securities.

“Our strategic strength and value addresses the natural gas needs of typically un-served and newly developed provinces and cities which possess many of the same basic needs, including adequate natural gas supply,” commented Yuchuan Liu, Chairman and Chief Executive Officer. “In combination with Beijing’s policy to support residential development in second and third tier cities, Sino Gas equally benefits from the policy as developers of land and REITS incorporate the necessary infrastructure for natural gas into the buildings. Our contractual and exclusive rights to the markets we serve provides a significant captive market, long term recurring revenue and the opportunity for significant future growth within the areas we service, ” concluded Mr. Liu.

Balance Sheet and Cash Flow Discussion

The Company had $8.0 million and $10.9 million in cash and equivalents as of March 31, 2008 and December 31, 2007 respectively. Accounts receivable decreased slightly to $6.2 million as of March 31, 2008, from $7.3 million as of December 31, 2008 due to improved collection efforts and a tighter credit policy.

About Sino Gas International Holdings, Inc.

The Company, through its indirectly wholly-owned subsidiary, Beijing Zhong Ran Wei Ye Gas Co., Ltd. ("Beijing Gas"), and the subsidiaries of Beijing Gas, is a leading developer of natural gas distribution systems in small and medium size cities in China, as well as a distributor of natural gas to residential, commercial and industrial customers in China. The Company owns and operates 24 natural gas distribution systems serving approximately 93,700 residential and eight commercial and industrial customers. Facilities include approximately 700 kilometers of pipeline and delivery networks with a designed daily capacity of approximately 70,000 cubic meters of natural gas. Beijing Gas owns and operates natural gas distribution systems in Hebei, Jilin, Jiangsu and Shandong Provinces. The Company's website is: http://www.sino-gas.com.

Safe Harbor Statement:

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; the ability of the Company to identify attractive acquisition candidates and close on acquisitions; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For more information, please contact:

Yong Zhang, CFO
Zhou Jiang, IR Director
Sino Gas International Holdings, Inc.
Tel: +86-10-82600527
Email: Jiangzhou@sino-gas.com

Investor Relations
Matthew Hayden
HC International, Inc.
Tel: +1-858-704-5065
Email: matt@haydenir.com

-	FINANCIAL TABLES FOLLOW -

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007
(Stated in US Dollars)

	3/31/2008	12/31/2007

ASSETS

Current Assets
Cash & cash equivalents	$8,021,212	$10,915,590
Restricted cash	664,061	478,920
Notes receivable	586,710	825,119
Accounts receivable	6,162,418	7,315,253
Inventory	246,891	207,976
Advances to suppliers	1,041,556	27,372
Prepayments and others	465,669	320,380
Other receivables	9,849,587	3,100,695
Total Current Assets	27,038,104	23,191,305

Non-Current Assets
Investment	2,703,156	4,007,310
Property, plant & equipment, net	26,852,967	24,572,565
Construction in progress	12,830,941	11,556,820
Intangible assets, net	2,112,337	2,028,250
Total non-current assets	44,499,401	42,164,945

TOTAL ASSETS	$71,537,505	$65,356,250

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Bank Loans	$7,120,276	$2,734,444
Accounts payable	1,417,807	716,707
Other payables	9,715,659	10,383,657
Unearned revenue	640,615	312,573
Accrued liabilities	41,428	362,263

Total current liabilities	18,935,785	14,509,644

TOTAL LIABILITIES	$18,935,785	$14,509,644
STOCKHOLDERS' EQUITY
Preferred Stock A US $0.001 par value; 20,000,000 shares authorized; 275,111 shares issued and outstanding as of March 31, 2008 and December 31, 2007	$275	$275

Preferred Stock B US $0.001 par value; 5,000,000 shares authorized; 4,971,859 shares issued and outstanding as of March 31, 2008 and December 31, 2007	4,972	4,972

Common Stock US $0.001 par value; 250,000,000 shares authorized; 25,282,380 shares issued and outstanding as of March 31, 2008 and December 31, 2007	25,283	25,283

Additional Paid in Capital	35,247,303	35,247,303
Statutory Reserve	3,481,730	3,258,201
Retained Earnings	10,358,228	10,432,430
Accumulated Other Comprehensive Income	3,483,929	1,878,142

TOTAL STOCKHOLDERS' EQUITY	52,601,720	50,846,606

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$71,537,505	$65,356,250

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars)

	3/31/2008	3/31/2007
Net Sales

Revenues	$4,342,117	$2,438,227
Cost of revenues	(2,975,472)	(1,837,630)
Gross Profit	1,366,645	600,597

Operating Expenses

Selling and marketing expenses	(181,704)	(56,198)
General & administrative expenses	(833,451)	(441,374)
Total operating expenses	(1,015,155)	(497,572)

Operating Income/(Loss)	351,490	103,025

Other Income (Expenses)

Other income	-	36,088
Other expenses	(845)	(1,495)
Interest income	33,166	-
Interest expense	(60,467)	(5,370)
Total other income (expense)	(28,146)	29,223

Earnings before tax	323,344	132,248

Income tax	(174,017)	(16,865)

Net income	$149,327	$115,383

Earnings per share
Basic	0.009	0.008
Diluted	0.007	0.004

Weighted Average Shares Outstanding
Basic	17,165,894	14,730,597
Diluted	22,017,096	28,724,652

SINO GAS INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars)

	3/31/2008	3/31/2007
Cash flow from operating activities
Net Income	$149,327	$115,383
Depreciation expense	640,248	38,844
Amortization expense	29,532	-
Invested in restricted time deposits	(185,141)	3,124,541
Decrease/(increase) in accounts receivable	(5,357,649)	310,419
Increase in inventory	(38,915)	-
Increase in prepaid expenses	(831,430)	-
Increase in accounts payable	(287,733)	3,023,295
Cash sourced/(used) in operating activities	(5,881,761)	6,612,482

Cash flows from investing activities
Cash received for investment sales proceeds	1,304,154	-
Cash paid for investment and acquisition	-	(930,801)
Purchase of property, plant & equipment	(2,920,649)	(3,320,688)
Purchase of intangible assets	(113,620)	(172,210)
Increase in construction in progress	(1,274,121)	(1,345,436)
Cash souced/(used) in investing activities	(3,004,236)	(5,769,135)

Cash flows from financing activities
Proceeds from bank borrowings	4,385,832	(2,430,445)
Cash sourced/(used) in financing activities	4,385,832	(2,430,445)

Net Increase/(Decrease) in Cash & Cash Equivalents for the Year	(4,500,165)	(1,587,098)

Effect of Currency Translation on cash and cash equivalents	1,605,787	293,589

Cash & Cash Equivalents - Beginning of Year	$10,915,590	$3,638,673

Cash & Cash Equivalents - End of Year	$8,021,212	$2,345,164

Supplementary cash flow information
Interest received	$33,166	$94,653
Interest paid	60,467	43,617
Income tax paid	-	16,865